Exhibit 99.1
Tesoro Corporation to Temporarily Curtail Anacortes Refinery Operations
Tesoro Corporation (NYSE:TSO) will temporarily curtail operations at its Anacortes, Washington, refinery by shutting down crude processing until treating capacity involved in the recent incident can be returned to service. Unit shutdowns will begin later this month. We plan for all Tesoro employees at the facility to continue to be employed and receive full benefits.
Since the incident, the refinery has been producing primarily unfinished intermediate products that cannot be upgraded until the affected units have been returned to service or an alternate plan is developed. All available options are being considered. Tesoro cannot predict when operations could resume; however, progress on the various investigations of the incident and the completion of unit repairs are both necessary for a restart.
While the refinery operation is reduced, Tesoro expects to meet its customers’ needs for refined products. Supplies from the company’s other refineries in Hawaii, Alaska, Los Angeles, San Francisco and Salt Lake City will be utilized as well as purchases from third parties if necessary.
“Tesoro is committed to our employees, the community, and our customers.” said Bruce Smith, Tesoro CEO, “We will fulfill our commitments to them during this difficult time.”
The temporary reduction of the Anacortes refinery operations is not expected to have a material impact on the company’s financial performance.
Tesoro Corporation, a Fortune 150 company, is an independent refiner and marketer of petroleum products. Tesoro, through its subsidiaries, operates seven refineries in the western United States with a combined capacity of approximately 665,000 barrels per day. Tesoro’s retail-marketing system includes over 880 branded retail stations, of which over 380 are company operated under the Tesoro®, Shell®, Mirastar® and USA Gasoline™ brands.
This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have used the words “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “predict”, “project”, “should”, “will” and similar terms and phrases to identify forward-looking statements. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect.